Exhibit 10.1

May 9, 2022

Dr. J. Joseph Kim

Re:    Separation Agreement
Dear Joseph:
This letter sets forth the substance of the separation agreement (the “Agreement”) which Inovio Pharmaceuticals, Inc. (the “Company”) and you have agreed to in connection with your cessation of employment.
1.Separation. You and the Company have mutually agreed that your employment with the Company will end on May 10, 2022 (the “Separation Date”), and, to the extent applicable, have agreed to waive any advance notice requirement under your employment agreement with the Company, dated as of March 31, 2008, as amended (the “Employment Agreement”) or otherwise. You and the Company agree that upon the later of (x) 4:15 p.m. on Tuesday, May 10, 2022; or (y) immediately after the Company files SEC Form 10Q for the quarter ending March 31, 2022 with the Securities Exchange Commission, you will be deemed to have resigned from your roles as an officer of the Company, as a member of the Company’s Board of Directors (the “Board”) and from any other positions you hold with the Company and/or any of its affiliates. You agree to complete such documentation as may be reasonably requested by the Company to effect your resignation from these positions. You further agree that within five (5) days after the Separation Date, you will notify the board of directors of Geneos Therapeutics (the “Geneos Board”) of your departure from the Company and that you will no longer serve as the Company’s representative on the Geneos Board.
2.Accrued Salary and PTO. On the next regular payroll date following the Separation Date, the Company will pay you all accrued salary and all accrued and unused PTO earned through the Separation Date, plus the equivalent of thirty (30) days of your salary subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.
3.Severance Benefits. If you timely return this fully signed and dated Agreement to the Company within the timeframe specified below, do not revoke it, and comply fully with your obligations hereunder, the Company will provide you with the following severance benefits under this Section 3 (the “Severance Benefits”):
(a)    The Company will pay you, as severance, the equivalent of twenty-four (24) months of your base salary in effect as of the Separation Date (which equals a gross total of $1,491,074), subject to standard payroll deductions and withholdings (the “Cash Severance”). This amount will be paid in a lump sum cash payment within ten (10) days after November 11, 2022.
(b)     The Company will pay you, as additional severance an amount equal to $939,074, subject to standard payroll deductions and withholdings. This amount will be paid in a lump sum cash payment within ten (10) days after November 11, 2022.
(c)     If you timely elect continued coverage under COBRA under the Company’s group health plans, then, the Company shall pay you an amount equal to the value of the gross amount of twenty-four (24) months of the current Company medical, dental and vision plans (for you and your eligible dependents) grossed up by 45% to offset the standard payroll taxes and withholdings which will be deducted from this sum (the “COBRA Subsidy”) in the amount of ($93,913.70), which shall be paid in substantially equal monthly installments during the 24 month period immediately following the Separation Date, provided that the first payment shall be paid within ten (10) days after November 11, 2022 and shall include the installments due for June through and including November 2022. The parties acknowledge that you have the option to apply the funds towards COBRA, enroll in a different plan(s) of your choosing, or use as you otherwise see fit.
Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

(d)    For the period ending on the first anniversary of the Separation Date, you will have continued access to the executive coach that you were working with as of the Separation Date, at the Company’s sole expense. To the extent the value of this benefit is deemed as taxable income by the Company and/or its advisors then you agree to make arrangements to pay any income tax withholding due on the value of this benefit and specifically authorize the Company to withhold any required applicable income and employment taxes from the Cash Severance and/or the Retainers (as defined below).
4.Benefit Plans.
If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on May 31, 2022. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, subject to Section 3(c). Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Your participation in Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance will cease as of the Separation Date.

Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) Plan rollover procedures should you be a participant in this program.

You have the right to continue your current Health Care Spending Account if you are participating in this program. Enclosed is the information concerning how to continue this benefit.

5.Equity Awards.
(a)    Restricted Stock Units. You were granted restricted stock unit awards pursuant to the Company’s 2016 Omnibus Incentive Plan (the “2016 Plan”), and your notices of grant of restricted stock units and restricted stock units award agreements (collectively the “RSU Grant Documents”) that, as of the Separation Date remain, outstanding and unvested with respect to the number of shares of the Company’s common stock as set forth on Appendix A (the “RSUs”).  Pursuant to the RSU Grant Documents, as of the Separation Date the RSUs will automatically become fully vested. One half of the RSUs will be settled in shares of Company common stock as soon as practicable but in no event later than thirty (30) days following the Separation Date, subject to applicable tax withholdings and other payroll deductions. The remaining half will be settled in cash (based on the Fair Market Value (as defined in the 2016 Plan) of the underlying shares of Company common stock on the settlement date) as soon as practicable but in no event later than thirty (30) days following the Separation Date, subject to applicable tax withholdings and other payroll deductions. Such cash settlement shall be in a lump sum cash payment.
(b)    Stock Options. You were granted options to purchase the number of shares of the Company’s common stock as set forth on Appendix A (the “Options”) pursuant to the 2016 Plan or the Company’s 2007 Omnibus Incentive Plan (the “2007 Plan” and, together with the 2016 Plan, the “Plans”). Subject to Section 11 below, under the terms of the Plans and your stock option grant notices and terms and conditions of stock option awards governing the Options, vesting of the Options will cease as of the Separation Date, and the unvested portion of each of the Options will be forfeited as of such date for no consideration. As of the Separation Date you have a total of 1,218,325 vested Options (together with any unvested Options that vest in accordance with Section 11, the “Vested Options”). Notwithstanding anything to the contrary in the Plans, the stock option grant notices and the terms and conditions of stock option awards governing the Vested Options and any other documents between you and the Company setting forth the terms of your Vested Options (the “Option Documents”), if you timely execute this Agreement and comply fully with your obligations hereunder, then the exercise period for the Vested Options, including nonqualified stock options and incentive stock options, will be extended so that the Vested Options remain exercisable until the earlier of (i) the fifth anniversary of the Separation Date and (ii) the original expiration date of the Vested Options. To the extent the Options were granted as

“incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), an extension of the exercise period of the Options may cause them to lose such status and the Options instead may be treated as non-qualified stock options for federal tax purposes. You acknowledge that the Company is not providing tax advice to you and that you have been advised by the Company to seek independent tax advice with respect to the exercise and modification of the Options and any other compensation and benefits that you are receiving under this Agreement. You acknowledge and agree that, as a condition to any exercise of your Vested Options, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company (except for the employer’s share of any FICA), arising by reason of the exercise of your Vested Options. The Options, including your rights to exercise the Vested Options, remain subject to the terms of the Plans and Option Documents, as modified by this Section 5(b) and Section 11. If you do not satisfy the requirements of this Section 5(b), the Vested Options will not be modified by the terms of this Section 5(b) and will remain subject to the terms of the Plans and the Option Documents.
6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.
7.Expense Reimbursements. You agree that, within sixty (60) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice. The Company also shall reimburse you for up to $15,000 of legal fees incurred by you in connection with the negotiation and execution of this Agreement, to be reimbursed within 30 days after submission of the invoice by you (provided that such invoice is provided within 60 days after the Separation Date).
8.Return of Company Property. You agree that, within ten (10) days after the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof), or in the alternative, you may delete or destroy such property. Please coordinate return of Company property with Robert Crotty. Notwithstanding the foregoing or anything contained in this Agreement, the agreement referenced on Exhibit A hereto or any other agreement between you and the Company or any of its affiliates or predecessors to the contrary, you may retain your Company-provided laptop computer (the “Laptop”), monitor and printer, but will, within ten (10) days after the Separation Date, return the Laptop to the Company to permit the Company to remove Company confidential information from such Laptop. Receipt of the Severance Benefits described in Section 3 of this Agreement is expressly conditioned upon return or destruction of all Company property, except as provided in the immediately preceding sentence.
9.Proprietary Information and Post-Termination Obligations. Both during and after your employment, you acknowledge your continuing obligations under your Employee Confidentiality and Non-Disclosure Agreement and your Employee Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreement not to use or disclose any confidential or proprietary information of the Company (except as otherwise provided herein with respect to the Laptop) and to refrain from certain solicitation and competitive activities. A copy of your Employee Confidentiality and Non-Disclosure Agreement and your Employee Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreement are attached hereto as Exhibit A. If you have any doubts as to the scope of the restrictions in such agreement, you should contact Robert Crotty immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
10.Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors or employees, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this Section are limited to the Company’s officers and directors. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
11.Cooperation after Termination.  In recognition of the fact that the Company may need transition assistance in the period after the Separation Date, the Company will retain you as a nonemployee advisor through May 10, 2025 (the “Advisory Period”), provided you have timely executed and allowed this Agreement to become effective.  During the Advisory Period, you will provide such reasonable assistance during normal business hours as the Company may reasonably request, consistent with your experience, education and skills, provided that such assistance shall be provided at times and locations that are mutually convenient to you and the Company, shall not take up more than five hours per week of your time during the first six months of the Advisory Period and thereafter shall be limited to responses to emails and phone calls from time to time with not more than a de minimis time commitment, and shall not be provided in person unless absolutely necessary. For the first six (6) months of the Advisory Period, you will receive a monthly retainer of $15,000 (the “First Monthly Retainer”), payable on the 30th of each month between May 30, 2022 and November 30, 2022 for such transition services as may be requested by the Company.  For the next six (6) months of the Advisory Period, you will receive a monthly retainer of $5,000 (the “Second Monthly Retainer”), payable on the 30th of each month between December 30, 2022 and May 30, 2023. For the final two years of the Advisory Period, you will receive an annual retainer of $25,000 per year (the “Annual Retainers”), payable on May 31, 2024, and May 31, 2025, respectively. You will receive a 1099 for the First Monthly Retainer, the Second Monthly Retainer and the Annual Retainers. The parties acknowledge and agree that, notwithstanding anything to the contrary in the Plans and Option Documents, during the Advisory Period, you shall be deemed to remain in continuous service, with no interruptions, such that your Options will continue to remain outstanding and continue to vest based on your service with the Company during the Advisory Period. The Company agrees that it will not terminate the Advisory Period before May 10, 2025 unless you materially breach any obligations under this Agreement or any other agreement between you and the Company. You may terminate the Advisory Period at any time upon ten (10) days’ advanced written notice to the Company, in which case, continued vesting of your unvested Options will then cease and you will cease to be eligible to receive any additional retainers other than a pro-rata amount of any retainers earned (but not paid) for services performed prior to such termination, to be paid at the same time as if no such termination had occurred. At the end of the Advisory Period, your obligation to provide any services to the Company will terminate, the vesting of your Options will cease, and the vested portion of your Options will remain exercisable until the earlier of (i) the fifth anniversary of the Separation Date and (ii) the original expiration date of the Options; provided, however, that for a reasonable period of time following the Advisory Period, you agree to reasonably cooperate with the Company in participating in any ongoing litigation activities or similar matters with respect to which you have knowledge about the Company, provided that such assistance and cooperation shall be provided at times and locations that are mutually convenient to you and the Company, shall not take up more than a de minimis amount of your time, and shall not be provided in person unless absolutely necessary. You acknowledge and agree that during the Advisory Period, you may continue to have access to the Company’s confidential, proprietary and trade secret information (“Confidential Information”). You therefore agree that you will hold such information in strict confidence and not disclose to any third party any Confidential Information, except as approved in writing by the Company, as required by law or legal process or as is reasonably necessary to perform your services during the Advisory Period, and will use the Confidential Information for no purpose other than in connection with your advisory services. The parties acknowledge and agree that for purposes of Code

Section 409A, your “separation from service” (as defined in Code Section 409A) with the Company shall occur on May 10, 2022 and you will not be required to provide, nor will you provide, nor is there any expectation that you will provide, services to the Company after May 10, 2022 (whether during the Advisory Period or otherwise) that could result in your “separation from service” (as defined in Code Section 409A) with the Company occurring after May 10, 2022.
12.Release. In exchange for the payments and other consideration under Section 3 and Section 5(b) of this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, employees, attorneys, predecessors, successors, assigns and insurers (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:
•has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Pennsylvania Human Relations Act; the Pennsylvania Equal Pay Law; the Pennsylvania Wage Payment and Collection Law; the Pennsylvania Whistleblower Law; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;
•has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).
Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed. You also are not waiving any Claims (i) which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency, (ii) relating to any payments or benefits owed to you under this Agreement or any other rights you have under this Agreement, (iii) for indemnification or advancement of expenses under the Company’s or any of its affiliates’ governing documents or under any directors and officers insurance policy covering you, (iv) for vested benefits under any employee benefit plan of the Company or any of its affiliates or (v) with respect to your rights as a shareholder of the Company. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

13.Your Acknowledgments and Affirmations/Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid (or after the payments under Section 2 are made, will have been paid) for all time worked, have received all of the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement; (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you. You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this Section.
14.No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
15.Breach. You agree that upon any breach of this Agreement by you, you will forfeit all amounts paid or owing to you under Section 3 or 5(b) of this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, 10 and 11 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of such Sections of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching such Sections of this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you will pay the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement in which it was successful (but not the portions of such costs relating to the action in which the Company was not successful). The Company agrees that if you are successful in whole or part in any legal or equitable action against the Company in enforcing this Agreement, the Company will pay the costs, including reasonable attorneys’ fees, incurred by you in enforcing the terms of this Agreement in which you were successful (but not the portions of such costs relating to the action in which you were not successful), with any such costs to be paid to you in accordance with Code Section 409A.
16.Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania as applied to contracts made and to be performed entirely within Pennsylvania. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. This Agreement has been approved by the Compensation Committee of the Company’s Board prior to its execution.
17.Section 409A. This Agreement and the payments hereunder are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other legally binding guidance promulgated thereunder (“Section 409A”). This Agreement shall be interpreted and construed in accordance with such intent. For purposes of Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding anything herein to the contrary, no one in the Company nor any of its affiliates, officers, directors, employees, agents or representatives guarantees that this Agreement and the payments hereunder are exempt from, or comply with, Section 409A and none of the foregoing shall have any liability for the failure of this Agreement and the payments hereunder to be so exempt or to so comply.
If this Agreement is acceptable to you, please sign below and return the original to me on or before the date that is twenty-one (21) days after you receive this Agreement, but no earlier than your Separation Date.

I wish you good luck in your future endeavors.
Sincerely,
Inovio Pharmaceuticals, Inc.
By: /s/ Simon X. Benito
Simon X. Benito
Chair of the Board of Directors

Agreed to and Accepted:
/s/ J. Joseph Kim
Dr. J. Joseph Kim

Exhibit A – Employee Confidentiality and Non-Disclosure Agreement and Employee Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreement